Exhibit 3.1

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

ARTICLES OF AMENDMENT

Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Charter of the Corporation is hereby amended to provide that, at the Effective Time (as defined below), every eight shares of common stock, $0.01 par value per share, of the Corporation, which were issued and outstanding immediately prior to the Effective Time, shall be changed into one issued and outstanding share of common stock, $0.08 par value per share. No fractional shares will be issued in connection with the foregoing combination. Instead, the Corporation’s transfer agent will aggregate all fractional shares that otherwise would have been issued as a result of the foregoing combination and those shares will be sold into the market. Shareholders who would otherwise hold a fractional share of the Corporation’s common stock will receive a cash payment from the net proceeds of the sale in lieu of such fractional share.

SECOND: The amendment to the Charter of the Corporation as set forth above has been duly approved by at least a majority of the entire Board of Directors of the Corporation as required by the Maryland General Corporation Law (the “MGCL”). Pursuant to Section 2-309(e) of the MGCL, no stockholder approval was required.

THIRD: There has been no increase in the authorized stock of the Corporation effected by the amendment to the Charter of the Corporation as set forth above.

FOURTH: These Articles of Amendment shall be effective at 5:01 p.m. EST on March 31, 2017 (the “Effective Time”).

FIFTH: The undersigned Chief Executive Officer, acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chairman & CEO and attested to by its Secretary on this 28th day of March, 2017.

ATTEST:		WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ Robin A. Hanisch	By:	/s/ Jon S. Wheeler
Name:	Robin A. Hanisch	Name:	Jon S. Wheeler
Title:	Secretary	Title:	Chief Executive Officer